Exhibit 99.2

JOINT FILING AGREEMENT
Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, each party hereto hereby agrees to the joint filing, on behalf of each of them, of any filing required by such party under Section 13 or Section 16 of the Exchange Act or any rule or regulation thereunder (including any amendment, restatement, supplement and/or exhibit thereto) with the Securities and Exchange Commission (and, if such security is registered on a national securities exchange, also with the exchange), and further agrees to the filing, furnishing, and/or incorporation by reference of this agreement as an exhibit thereto. This agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party.
IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this agreement to be executed and effective as of the date first written above.
Dated: December 17, 2010

INVESTMENT CORPORATION OF DUBAI
By:	/s/ Khalifa Al Daboos
Name:	Khalifa Al Daboos
Title:	Director

BORSE DUBAI LIMITED
By:	/s/ Essa Kazim
Name:	Essa Kazim
Title:	Chairman

By:	/s/ Marwan Lutfi
Name:	Marwan Lutfi
Title:	Director

BORSE DUBAI NASDAQ SHARE TRUST
By:	Borse Dubai Limited, authorized signatory

By:	/s/ Essa Kazim
Name:	Essa Kazim
Title:	Chairman

By:	/s/ Marwan Lutfi
Name:	Marwan Lutfi
Title:	Director